UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 1, 2013

BJ'S RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

California	0-21423	33-0485615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7755 Center Avenue, Suite 300
Huntington Beach, CA 92647
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:  (714) 500-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)               As previously announced, effective February 1, 2013, Jerry Deitchle retired as Chief Executive Officer of BJ's Restaurants, Inc. (the "Company").  He will continue to serve as Chairman of the Board of Company.

(c)               As previously disclosed, effective February 1, 2013, Gregory Trojan, the Company's President, became the Company's Chief Executive Officer.  The information regarding Mr. Trojan and his employment agreement contained in Item 5.02(c) of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2012 is incorporated herein by this reference.

(e)               Effective February 1, 2013, the Company entered into a Consulting Agreement with Jerry Deitchle.  Pursuant to the terms of the Consulting Agreement, Mr. Deitchle will provide part-time transition services to the Company from February 1, 2013 through June 30, 2013 (the "Transition Period").  In addition to any non-employee director fees and any other retirement benefits to which Mr. Deitchle is entitled, he will receive a consulting fee of $20,000 per month during the Transition Period as well as a non-accountable expense allowance of $3,000 per month for office, automobile, cell phone and other expenses.  The Company also agreed to provide Mr. Deitchle and his spouse with group health insurance coverage through December 31, 2017.

During the period from July 1, 2013 until the earlier of (i) termination of Mr. Deitchle's service as a member of the Board of Directors of the Company, (ii) thirty (30) days following delivery of notice of termination by Mr. Deitchle or by the Company, or (iii) immediately upon Mr. Deitchle's death or disability, Mr. Deitchle will receive a fee of $1,000 per month for consulting services relating to new restaurant site selection and such other services as may be mutually agreed.  In the event that such services are expected to exceed more than four hours per month, an appropriate daily fee will be negotiated.

Finally, in connection with Mr. Deitchle's retirement, the Company extended the exercise period of Mr. Deitchle's option to purchase 275,000 shares of Company common stock, dated January 14, 2005, originally granted under the Company's 1996 Stock Option Plan.   The exercise period was extended to February 1, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ'S RESTAURANTS, INC.

Date: February 5, 2013

By:  /s/ Gregory S. Levin
Gregory S. Levin, Chief Financial Officer and
Principal Accounting Officer